Consent of Schvaneveldt & Company


I consent to the reference to, in this Annual Report on Form 10KSB, my audit report relating to the financial statements of AccuImage Diagnostic Corp., for the year ended September 30, 1998, which appears in such Annual report.


/s/  Schvaneveldt & Company
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Schvaneveldt & Company
Salt Lake City, Utah
December 28, 2000